Exhibit 10 Acquisition of Puritan Securities, Inc.

ACQUISITION AGREEMENT

Acquisition Agreement (“Agreement”), made this 8th day of November, 2005 among:

BLUE RIBBON INTERNATIONAL, INC.

Basking Ridge, New Jersey

a New York corporation

("Buyer")

and

PURITAN SECURITIES, INC.

Westport, Connecticut

a New York corporation

("Company")

and

WAH KING INVEST CORP.

Hoofddorp, The Netherlands

a Delaware corporation

(the "Seller")

WHEREAS;

A.            Buyer, a company trading on the Pink Sheets, directly and through one or more subsidiaries, intends to engage in the financial, brokerage and investment banking business and become a fully reporting company trading on the OTC:BB.

B.             Company is a licensed brokerage firm by the United States Securities and Exchange Commission (“SEC”) and is a member of the National Association of Securities Dealers (“NASD”) and the Securities Investor Protection Corporation (“SIPC”) and the Securities Industry Association (“SIA”).

C.            Seller, a US Publicly traded company on the OTC:BB under the symbol “WAHK” is the 100 percent owner of the Company, and intends to no longer engage in the financial, brokerage and investment banking business.

D.            The parties hereto deem it to be in the best interest of each of them that Buyer purchase 100 percent of the issued and outstanding capital stock of the Company from the Seller, and generally succeed to the business of the Company, all pursuant to such terms, provisions and conditions as the parties hereto shall agree.

NOW, THEREFORE, WITNESSETH, that for and in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

A.	PURCHASE AND PAYMENT

1.	PURCHASE AND SALE OF STOCK.

1.1           Buyer agrees to purchase from Seller and Seller agrees to sell, assign, transfer and deliver to Buyer 100 percent of the issued and outstanding stock of the Company owned by Seller (collectively, the "Stock").

1.2           The purchase and payment for the Stock by Buyer shall take place at the time and in the manner hereinafter provided, and the sale, assignment, transfer and delivery of the Stock by Seller, shall take place on the Closing Date at the Closing as those terms are hereinafter defined, subject to the fulfillment of the conditions hereinafter provided.

2.	PURCHASE PRICE.

2.1           The aggregate purchase price of the Stock (the "Purchase Price"), shall be thirty seven million five hundred thousand (37,500,000) voting non registered preferred shares of the Buyer which are convertible to and have the voting power of one hundred eight seven million five hundred thousand (187,500,000) voting non registered common shares of the Buyer. The shares comprising the Purchase Price, shall be transferred to the Seller at closing which shall then be distributed to Seller’s shareholders in direct proportion to their ownership as of this date.

B.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants that (i) Buyer is a duly organized and validly existing corporation under the laws of the State of New York, (ii) the execution, delivery and performance of this Agreement by the Buyer has been duly authorized by all necessary corporate action, (iii) this Agreement is a valid and legally binding obligation of the Buyer enforceable in accordance with the terms hereof, (iv) no governmental authorization, approval, order, license, permit, franchise or consent and no registration or filing with any governmental authority is required in connection with the execution, delivery or performance of this Agreement by the Buyer.

C.	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Seller and the Company hereby warrant and represent to Buyer that, as of the date hereof, the following statements are true and correct.

1.	CORPORATE STATUS.

The Company is (a) duly organized, validly existing and in good standing under the laws of the State of New York; (b) has full corporate power to own all of its properties and carry on its business as it is now being conducted; and (c) is qualified to do business as a foreign corporation in each of the jurisdictions in which it operates and the character of the properties owned by the Company or the nature of the business transacted by the Company does not make qualification necessary in any other jurisdiction or jurisdictions.

2.	AUTHORITY TO SELL.

Seller has full right, power and authority to sell, transfer and deliver the Stock owned by such Seller to Buyer in accordance with the terms of this Agreement, and otherwise to consummate and close the transaction provided for in this Agreement in the manner and upon the terms herein specified.

3.	FINANCIAL STATEMENTS.

At or prior to the date of this Agreement, the Company has delivered to Buyer financial statements on Form X-17A-5 as filed with the NASD as of September 30, 2005, and said internal financial statements, including the related notes and explanatory notes, present fairly the financial position of the Company at the date thereof and the results of its operations for the periods therein indicated, in conformity with generally accepted accounting principals applied on a basis consistent in each case with that of the preceding year.

4.	PERIOD SINCE MOST RECENT FINANCIALS.

From the date of the September 30, 2005 financials, the Company has:

4.1           Not suffered any material adverse change in its financial condition, assets, liabilities or business.

4.2           Not affirmatively waived, canceled or compromised any of its rights, debts or claims of substantial value.

4.3           Not issued any additional shares of stock, rights or options to purchase or convert into such stock, or other securities.

4.4           Not made any distribution to its shareholders, as shareholders, of any assets, by way of dividends, purchase of shares or otherwise.

4.5           Not mortgaged, pledged or granted a lien or encumbrance on any of its properties or assets, except with respect to equipment purchased by the Company during such period.

4.6           Not sold or transferred any of its assets, tangible or intangible, except motor vehicles and except inventory and other assets sold or disposed of in the ordinary and usual course of business.

4.7           Not incurred any extraordinary losses, within the meaning of generally accepted accounting principles, and/or incurred or become liable for any obligations or liabilities except current liabilities, within the meaning of generally accepted accounting principles, incurred in the ordinary and usual course of business, or made any extraordinary expenditures, within the meaning of generally accepted accounting principles, other than for the purchase of motor vehicles and for additions and betterments to existing plant, equipment and facilities.

4.8           Not increased the rate of compensation for any of its officers or directors nor for any executive employees, except as may be in accord with past practices and in the usual and ordinary course of business of the Company.

4.9           Not experienced any material adverse effect on its business, properties and assets as the result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike, embargo, confiscation of vital equipment, material or inventory, cancellation of contracts by any domestic or foreign government, or any agency thereof, or customer whose business with seller represents 5% or more of sellers gross revenue, riot, activities of armed forces, or acts of God or the public enemy.

4.10        To the best knowledge of Seller, it not incurred any liabilities, contingent or otherwise, except those stated in the balance sheet of the Company as of September 30, 2005, and current liabilities incurred in the ordinary and usual course of business since the date of the said financials.

5.	CAPITAL STRUCTURE.

The Company (a) is authorized by its charter and applicable law to issue its capital stock; (b) has no issued and outstanding shares of its capital stock whatever, except as specifically indicated herein, all of which such shares are fully paid and non-assessable; (c) does not have authorized, issued or outstanding any subscription, option, warrant, conversion or other rights to the issuance or receipt of shares of its capital stock; (d) has all voting rights vested exclusively in the presently issued and outstanding capital stock; and (e) has outstanding no bonds, debentures or other similar evidences of indebtedness.

6.	OWNERSHIP OF STOCK.

All of the issued and outstanding shares of capital stock of the Company are owned by Wah King Invest Corp. a Delaware corporation. Seller holds such stock free and clear of all liens, claims, debts, encumbrances and assessments, and any and all restrictions as to sale, assignment or transferability thereof. Seller has full right, power and authority to sell, transfer and deliver all of the shares of Stock owned by Seller and the certificates therefore, sold hereunder, to Buyer in accordance with the terms of this Agreement, and otherwise to consummate and close the transaction provided for in this Agreement in the manner and upon the terms herein specified.

7.	TITLE TO ASSETS.

The Company has good and marketable title to all of its assets, which good and marketable title is free and clear of all mortgages, pledges, liens, credit agreements, title retention agreements, security agreements, taxes, claims, debts and other obligations and encumbrances.

8.	PEACEABLE POSSESSION OF ASSETS.

The ownership and possession of all of the assets of the Company have been peaceable and undisturbed and the title thereto has never been disputed or questioned to the knowledge of the Company; nor does the Company know of any facts by reason of which the possession or title thereof by the Company might be disturbed or questioned or by reason of which any claim to its assets might arise or be set up adverse to the Company.

9.	REGULATORY GOOD STANDING.

The Company has all material rights, certificates, authorities, permits, licenses, franchises and other authorizations necessary to and has complied in material respects with all laws applicable to, the conduct of its business in the manner and in the areas in which such business is presently being conducted and all such certificates, authorities, rights, permits, licenses, franchises and authorizations are valid, in good standing, in full force and effect, under no orders of suspension or restraints, and subject to no disciplinary, probationary or other orders. To the best of its knowledge, the Company has engaged in no activity whatever which would cause or lead to proceedings involving revocation, suspension, restraint, disciplinary action or any other action whereby any of such certificates, authorities, rights, permits, licenses, franchises or authorizations, or any part thereof, might be canceled, terminated, suspended, impaired, lost or otherwise adversely affected, and no action or proceeding looking to or contemplating any of the foregoing is pending or to the Company's knowledge threatened. The foregoing shall not be deemed to constitute a warranty or representation that the Company has not heretofore or shall not hereafter suffer to be committed minor and unintentional violations of any governmental regulations of such nature as not to cause either suspension or revocation of the Company's operating authority.

10.	INSURANCE.

The Company maintains insurance as required by the SEC and the NASD.

11.	LITIGATION.

The Company is not a party to any pending or to its knowledge threatened suit, action, proceeding, prosecution or litigation which might materially adversely affect the financial condition, business, assets, properties, certificates, rights, authorities, franchises or authorizations of the Company, or materially interfere therewith, nor to the knowledge of the Company is there any threatened or pending governmental investigation involving the Company or any of its operations, including inquiries, citations or complaints by any federal, state or local administration or agency, which would materially adversely affect the financial condition, business, assets or properties of the Company; and there are no outstanding, existing or pending judgments, orders, decrees, rulings, directives, stipulations or other mandates of any court or any public or quasi-public agency, body or official which have been in any way violated as they relate to or affect the Company or any of the Company's properties, businesses, operations, affairs or activities.

12.	DEFAULTS.

There are no material defaults on the part of the Company under any contract, lease, mortgage, pledge, credit agreement, title retention agreement, security agreement, lien, encumbrance or any other commitment, contract, agreement or undertaking to which the Company is a party.

13.	TAX RETURNS.

All returns for federal, state and other governmental income taxes, surtaxes, excess profits taxes, franchise taxes, sales and use taxes, real and personal property taxes and any and all other taxes to which the Company, or its assets, operations or income may be subject, due as of the date hereof, have been duly prepared and filed in good faith and all taxes shown thereon have been paid or are accrued on the books of the Company.

14.	LABOR PROBLEMS.

No labor or labor union problems or difficulties, strikes, walk-outs, slow downs, job actions, boycotts, arbitrations, investigations, litigations or similar proceedings with respect thereto, are presently existing, suffered, pending or threatened with respect to the Company, its employees, business operations, assets or properties.

15.	COMPLIANCE WITH LAW.

All of the properties, assets and business operations of the Company conform in material respects with all applicable ordinances, regulations, laws and statutes, including but not limited to building, zoning, safety, highway and other such laws, rules, regulations and ordinances.

16.	INFRINGEMENTS.

The Company has never been charged with infringement or violation of any adversely held patent, trademark, trade name, or copyright, with claims reading on operations of the Company or on apparatus or methods employed by the Company in effecting the same, which would materially adversely affect any operation of the Company, nor is the Company using or in any way making use of any confidential information or trade secrets, of any former employer or any present or past employee of the Company except as a result of the acquisition of the business of such former employer.

17.	TRUTH OF REPRESENTATION.

No representation by the Company made in this Agreement and no statement made in any certificate or schedule furnished in connection with the transaction herein contemplated contains or will contain any knowingly untrue statement of a material fact or knowingly omits or will omit to state any material fact reasonably necessary to make any such representation or any such statement not misleading to a prospective purchaser of the Stock.

D.	CONDITIONS PRECEDENT TO CLOSING

All obligations under this Agreement are subject to the fulfillment of each of the following conditions, in addition to the fulfillment of any and all other conditions set forth in this Agreement:

1.	SETTLEMENT OF OUTSTANDING INVESTOR LOANS.

Company shall reach a settlement with the outstanding investor loans to R. Arlotta, A. Feraro, and C. A. Burke to be paid at closing.

2.	SETTLEMENT OF OUTSTANDING DEBTS.

Company shall be responsible to settle Buyer’s outstanding debts which consists of the following:

a.	$9,073.43 to Continental Stock Transfer Company;
b.	$766.09 to State of New York for overdue prior taxes;
c.	$155.00 to New York State for a prior Certificate of Amendment;
d.	$5,000.00 for outstanding bill for production of Pyrocool infomercial;
e.	$3,000.00 to the accountant for this year to be paid at closing;
f.	$3,500.00 to C Lapham for repayment of loan.
g.	$85.00 to Depository Trust Company for NOBO Report.
h.	$258.00 to ADP for overdue SPR Report.

3.	SETTLEMENT OF OUTSTANDING DEFERRED SALARIES.

Company shall reach a settlement with D. Langreich and C. A. Burke with newly issued shares to be paid at closing.

4.	PERFORMANCE OF COVENANTS.

Each and every covenant herein made by the Company, as set forth in Paragraph D, which are to be performed at or prior to the Closing Date, shall have been duly performed by such times.

5.	CORPORATE ACTION.

Prior to the Closing Date, the Board of Directors of the Company, Seller and Buyer shall have duly adopted resolutions to the same effect with respect to the aforesaid matters.

E.	NON REGISTERED STOCK.

The shares comprising the Purchase Price are Non-Registered and as such bear a legend stating on said shares that they are non-registered and are governed by Rule 144 of the Securities Act of 1933. As such these shares may not be sold in a market place unless there is adequate current public information concerning the Buyer, and the person seeking to sell the restricted securities must meet the two-year holding period.

F.	INDEMNIFICATION

1.             Seller and the Company shall indemnify and hold harmless the Buyer from and against any losses, damages or expenses which may be suffered or incurred by Buyer arising from or by reason of the inaccuracy of any statement, representation or warranty of Seller or the Company made herein, or the failure of Seller or the Company to perform any agreement made by them herein. Buyer shall give Seller prior written notice of any claim, demand, suit or action with respect to which indemnity may be sought pursuant to this Section. Seller, in every such case, shall have the right at his sole expense and cost to participate in contesting the validity or the amount of any such claim, demand, suit or action. In the event Buyer suffers loss, damage or expense and is entitled to indemnification under this Section, the amount of any such loss, damage or expense shall be assessed against and shall be paid by Seller. Seller shall have no liability under this Section unless a claim for indemnification is made by the Buyer prior to the Six (6) month anniversary of the Closing. Notwithstanding anything herein to the contrary, Seller shall have no liability under this Section for any loss, damage, expense or amount suffered or incurred by Buyer or the Company (a) as a result of any election made by the Buyer or the Company subsequent to the Closing under Section 338 of the Internal Revenue Code of 1954, as amended, or (b) which is covered by insurance maintained by the Company on the Closing Date.

2.             The Buyer shall indemnify the Company and Seller and shall hold the Company and Seller harmless, on demand, from and against any losses, damages or expenses which may be suffered or incurred by the Company or Seller arising from or by reason of the inaccuracy of any statement, representation or warranty of the

Buyer made herein or in any document or instrument delivered by Buyer to Seller or the Company in connection with the transactions herein contemplated, or the failure of Buyer to perform any agreement or covenant made by it herein or in any document or instrument delivered by Buyer to Seller or the Company in connection with the transactions herein contemplated.

G.	CLOSING

The closing under this Agreement (the "Closing") and all deliveries hereunder shall take place at the office of the Seller on November 16, 2005 or such other date as shall be agreed upon by all the parties ("the Closing date").

H.	POST CLOSING CONDITIONS

1.	Change of Name.

Immediately after closing the Seller who will then take over the Buyer, will file change of name of the Buyer from Blue Ribbon International, Inc. to Puritan Holdings, Inc. (Hereinafter “Parent Company”)

2.	Hire a PCAOB qualified CPA.

Immediately after closing the Parent Company will engage a PCAOB qualified Certified Public Accountant to perform an audit of the Parent Company and its subsidiaries un compliance with Generally Accepted Accounting Principles and in compliance with Generally Accepted Auditing Standards for the purpose of filing the financials with the SEC for the purpose of becoming a fully reporting company trading on the OTC:BB.

3.	Preparing and Filing of Statements with the SEC and NASD.

Immediately after closing the Parent Company after obtaining all necessary certified audited financials from its Certified Public Accountants in accordance with Section H 2 above, will prepare and file a registration statement with the SEC and any other required documents with any other regulatory body including the NASD for the purpose becoming a fully reporting company trading on the OTC:BB.

I.	GENERAL PROVISIONS

1.	Survival of Representations, Warranties and Covenants.

Unless otherwise expressly provided herein, the representations, warranties, covenants, indemnities and other agreements herein contained shall be deemed to be continuing and shall survive the consummation of the transactions contemplated by this Agreement.

2.	Diligence.

The parties hereto agree that each shall with reasonable diligence proceed to take all action which may be reasonably required to consummate the transaction herein contemplated.

3.	Further Assurances.

Each party hereto agrees to execute such further documents or instruments, requested by the other party, as may be reasonably necessary or desirable to effect the purposes of this Agreement and to carry out its provisions, at the expense of the party requesting the same.

4.	Entire Agreement.

This Agreement constitutes a complete statement of all the arrangements, understandings and agreements between the parties, and all prior memoranda and oral understandings with respect thereto are merged in this Agreement. There are no representations, warranties, covenants, conditions or other agreements among the parties except as herein specifically set forth, and none of the parties hereto shall rely on any statement by or on behalf of the other parties which is not contained in this Agreement.

5.	Governing Law.

Irrespective of the place of execution or performance of this Agreement, it shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, and cannot be changed, modified, amended or terminated except in writing, signed by the parties hereto.

6.	Benefit and Assignability.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, provided, however, that this Agreement cannot be assigned by any party except by or with the written consent of the others. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation other than the parties hereto and their respective legal representatives, successors and assigns any rights or benefits under or by reason of this Agreement.

7.	Costs.

The Company shall bear all costs and expenses of the transaction.

8.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

9.	Notices.

Any notices and other communications under this Agreement shall be in writing and shall be considered given if delivered personally or mailed by certified mail to the party, for whom such notice is intended, at the address indicated at the outset hereof (or at such other address as such party may specify by notice to the other parties hereto).

10.	Headings.

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

1.	FURTHER ACTION.

Any further action required or permitted to be taken under this Agreement, including giving notices, executing documents, waiving conditions, and agreeing to amendments or modifications, may be taken on behalf of a party by its Board of Directors, its President or any other person designated by its Board of Directors, and when so taken shall be deemed the action of such party.

(THE BALANCE OF THIS PAGE LEFT INTENTIONALLY BLANK)

IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement the day and year first above written.

BUYER

BLUE RIBBON INTERNATIONAL, INC.

By: /s/ Donald A. Langreich

Donald A. Langreich, CEO

SELLER

WAH KING INVEST CORP.

By: /s/ Jerry Gruenbaum

Jerry Gruenbaum, CEO

THE COMPANY

PURITAN SECURITIES, INC.

By: /s/ Nathan Lapkin

Nathan Lapkin, President